Exhibit (a)(3)

FORM OF LETTER OF TRANSMITTAL

VOXWARE, INC.
LETTER OF TRANSMITTAL
RE: TENDER OF ELIGIBLE OPTION(S) PURSUANT TO THE OFFER TO REPLACE ELIGIBLE OPTIONS
DATED OCTOBER 19, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M. EASTERN TIME ON NOVEMBER 16, 2007,
UNLESS THE OFFER IS EXTENDED.

Name

Important: Read the remainder of this Letter of Transmittal before completing and signing this page.

The chart on the attached Schedule A provides information regarding the grant date for each Eligible Option, the Trading Value per share of Voxware common stock on that date, the exercise price per share currently in effect for that option and the number of shares currently outstanding under the option.

Indicate your decision to tender your Eligible Option(s) identified on the attached Schedule A by checking the “Replace This Eligible Option” box on that schedule. If you do not want to tender one or more of your Eligible Options for replacement, check the “Do Not Replace This Eligible Option” box for each option you choose not to tender. If you do not clearly mark the “Replace This Eligible Option” box with respect to an Eligible Option, your election with respect to that option will default to “Do Not Replace This Eligible Option”. In that event, such Eligible Option will not be replaced, and you will not become entitled to the special Cash Bonus payable with respect to that Eligible Option. In addition, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (or state tax laws).

Signature:

Date:

IMPORTANT: YOU MUST ALSO SIGN ON PAGE 4.

Schedule A

		Trading Value	Total Number of		Do Not Replace
Grant	Current Exercise	Per Share on	Eligible Option	Replace This	This Eligible
Date	Price Per Share	Grant Date	Shares	Eligible Option	Option
	$	$		☐	☐

To: Voxware, Inc.

By checking the ”Replace This Eligible Option” box in the table on Schedule A attached to the cover page of this Letter of Transmittal, I understand and agree to all of the following:

     1. I hereby tender my Eligible Option(s) identified on Schedule A attached to the cover page of this Letter of Transmittal (the “Letter”) to Voxware, Inc., a Delaware corporation (“Voxware”), for replacement in accordance with the terms set forth set forth in (1) the Offer to Replace Eligible Options dated October 19, 2007 (the “Offer”), of which I hereby acknowledge receipt, and (2) this Letter of Transmittal. Each tendered Eligible Option will be replaced with a New Option on November 19, 2007, or, if the Offer is extended, the first business day following the extended expiration date. The date on which the new options are granted will constitute the “Replacement Date.” All other capitalized terms used in this Letter of Transmittal but not defined herein have the meaning assigned to them in the Offer.

     2. The Offer is currently set to expire at 11:59 p.m. Eastern Time on November 16, 2007 (the “Expiration Date”), unless Voxware, in its discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

     3. Except as otherwise provided in Paragraph 6 below, the exercise price per share of each New Option granted to me in replacement of an Eligible Option tendered by me will be equal to the lower of (i) the Trading Value per share of Voxware common stock on the date that Eligible Option was granted and (ii) the Trading Value per share of Voxware common stock on the date the New Option is granted; however, in no event will such exercise price per share be less than the current exercise price per share of the tendered Eligible Option. For purposes of such formula, the “Trading Value” per share of Voxware common stock on any date means the closing price per share of our common stock on the Nasdaq Capital Market on that date.

     4. The new exercise price will constitute the “Adjusted Exercise Price,” and each option granted in replacement of a tendered Eligible Option will be designated a “New Option.” Except for (i) the Adjusted Exercise Price and (ii) the new grant date, the terms and provisions of each New Option will be the same as in effect for the corresponding Eligible Option immediately before the replacement. A stock option agreement for the New Option will be delivered to me as soon as administratively practicable following the Replacement Date.

     5. I will become entitled to receive a cash bonus (the “Cash Bonus”) in an amount determined by multiplying (i) the number of shares of common stock subject to each New Option by (ii) the amount by which the Adjusted Exercise Price exceeds the current exercise price per share in effect for the Eligible Option that the New Option replaces. The Cash Bonus will be paid on the first regular payroll date in January 2008, whether or not I continue in the employ of Voxware (or any subsidiary) through such date, but the payment will be subject to Voxware’ collection of all applicable withholding taxes.

     6. Should an Eligible Option I tender for replacement have an exercise price per share at or above the Trading Value per share of the common stock on the Replacement Date, then that option will be cancelled on such date and immediately replaced with a New Option that is exactly the same as the cancelled option, including the same exercise price per share, vesting schedule and expiration date, but with a new grant date. A stock option agreement for the New Option will be delivered to me as soon as administratively practicable following the Replacement Date. I understand that I will not be entitled to a Cash Bonus with respect to any such New Option because the exercise price of the New Option is the same as the exercise price of the cancelled Eligible Option.

     7. If I cease to be employed by Voxware or its subsidiaries after I tender my Eligible Option(s) but before Voxware grants the New Option(s), my Eligible Option(s) will not be cancelled, I will not be granted any New Option(s), and I will not be entitled to receive the Cash Bonus.

     8. Until the Expiration Date, I will have the right to withdraw my tendered Eligible Option(s). However, after the Expiration Date I will have no withdrawal rights, unless Voxware does not accept and replace my tendered Eligible Option(s) before December 18, 2007, the 40th business day after commencement of the Offer. I may then withdraw my tendered Eligible Option(s) at any time prior to Voxware’s acceptance of such options for replacement pursuant to the Offer.

     9. The tender of my Eligible Option(s) pursuant to the procedure described in Section 4 of the Offer and the instructions to this Letter of Transmittal will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by Voxware of my tendered Eligible Option(s) for replacement pursuant to the Offer will constitute a binding agreement between Voxware and me upon the terms and subject to the conditions of the Offer.

     10. I am the registered holder of the Eligible Option(s) tendered hereby, and my name and other information appearing on the cover page of this Letter of Transmittal are true and correct.

     11. I understand that I am not required to tender my Eligible Option(s) pursuant to the Offer. However, if I do not tender such option(s), then I must take other action on my own with respect to such option(s) in order to bring such option(s) into compliance with Section 409A of the Internal Revenue Code (“Section 409A”) and thereby avoid the potentially adverse tax consequences of Section 409A. I will be solely responsible for any penalty taxes, interest payments or other liabilities I may incur under Section 409A (and comparable state tax laws) with respect to any Eligible Option that is not replaced pursuant to the Offer.

     12. Voxware cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

     13. Under certain circumstances set forth in the Offer, Voxware may terminate or amend the Offer and postpone its acceptance of the tendered Eligible Options or the grant of the New Options in replacement. Should the Eligible Option(s) tendered herewith not be accepted for replacement, such option(s) will be returned to me promptly following the expiration or termination of the Offer.

I understand that neither Voxware nor the Voxware Board of Directors is making any recommendation as to whether I should tender or refrain from tendering my Eligible Option(s) for replacement, and that I must make my own decision whether to tender my Eligible Option(s), taking into account my own personal circumstances and preferences. I understand that the New Option(s) resulting from the replacement of my tendered Eligible Option(s) may decline in value and may be “out of the money” when I decide to exercise such option(s). I further understand that past and current market prices of Voxware common stock may provide little or no basis for predicting what the market price of Voxware common stock will be when Voxware replaces my tendered option(s) or at any other time in the future.

SIGNATURE OF OPTIONEE

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date: ________, 2007

Address	Office Telephone: (____)__________

Please read the instructions on pages 6 and 7 of this Letter of Transmittal and then complete the table on Schedule A attached to the cover page, and sign and date the cover page and the signature block on page 4 and return the entire Letter of Transmittal (including the instructions) to us by facsimile, personal delivery or mail using the following contact information:

For delivery by facsimile, you must use the following facsimile number: 1-609-514-4103.

For personal delivery or delivery by mail, the Letter of Transmittal should be addressed to Voxware, Inc., Attn: Janet Hoffner, 168 Franklin Corner Road, Lawrenceville, NJ 08648.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS
OTHER THAN THE ADDRESS ABOVE OR TRANSMISSION VIA FACSIMILE
TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE
WILL NOT CONSTITUTE A VALID DELIVERY.

WE MUST RECEIVE YOUR LETTER OF TRANSMITTAL
BY 11:59 P.M. EASTERN TIME ON THE EXPIRATION DATE

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal. A properly completed and signed original of pages 1-7 of the Letter of Transmittal (or a facsimile thereof) must be received by Voxware, at its address or at its facsimile number set forth on the signature page of the Letter of Transmittal, by 11:59 p.m. Eastern Time on the Expiration Date.

The method by which you deliver the Letter of Transmittal is at your election and risk, and the delivery will be deemed made only when actually received by Voxware. If you elect to deliver your Letter of Transmittal by facsimile, Voxware recommends that you retain the fax transmittal receipt. If you elect to deliver your Letter of Transmittal by mail, Voxware recommends that you obtain and retain a receipt of delivery. You should in all events allow sufficient time to ensure timely delivery.

Tenders of Eligible Options made pursuant to the Offer may be withdrawn up to 11:59 p.m. Eastern Time on the Expiration Date. If the Offer is extended by Voxware beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, if Voxware does not accept and replace your tendered options by 11:59 p.m. Eastern Time on December 18, 2007, you may withdraw your tendered Eligible Options at any time thereafter until such options are accepted for replacement. To validly withdraw your tendered Eligible Options, you must deliver a written notice of withdrawal, or a facsimile thereof, with the required information to Voxware while you still have the right to withdraw such tendered options. Withdrawals may not be rescinded, and any Eligible Options withdrawn will thereafter be deemed not to have been properly tendered for purposes of the Offer, unless the withdrawn options are properly re-tendered prior to the Expiration Date by following the procedures described above.

Voxware will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options shall, by execution of this Letter of Transmittal (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.

2. Tenders. If you intend to tender your Eligible Options pursuant to the Offer, you must complete the table on Schedule A attached to the cover page of the Letter of Transmittal and follow the procedures described in Instruction 1. If you decide to tender one or more Eligible Options, you must tender the entire portion of each such option that is subject to the Offer.

3. Signatures on This Letter of Transmittal. The optionee must sign the Letter of Transmittal.

4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer or the Letter of Transmittal, may be directed to Janet Hoffner at 1-609-514-4100 x4126 or jhoffner@voxware.com. Copies will be furnished promptly at Voxware’s expense.

5. Irregularities. Voxware will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tendered option. Voxware will also decide, in its discretion, all questions as to (i) the portion of each option grant that qualifies as an Eligible Option for purposes of the Offer, (ii) the Adjusted Exercise Price to be in effect under the New Option, (iii) the number of shares of common stock purchasable under the New Option at the Adjusted Exercise Price, and (iv) the amount of the Cash Bonus payable with respect to each New Option. The determination of such matters by Voxware will be final and binding on all parties. Voxware reserves the right to reject any or all tenders it determines do not comply with the conditions of the Offer, are not in proper form, or the acceptance of which would be unlawful. Voxware also reserves the right to waive any of the conditions of the Offer, or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular optionee, and Voxware’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering optionee or waived by Voxware.

Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as Voxware shall determine. Neither Voxware nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice. If the table on the cover page of the Letter of Transmittal includes options that are not eligible for the Offer, Voxware will not accept those options for replacement, but Voxware does intend to accept for replacement any properly tendered Eligible Option set forth in that table.

6. Important Tax Information. You should refer to Sections 2 and 15 of the Offer and the “Risks of Participation in the Offer” section of the Offer, which contain important U.S. federal tax information concerning the Offer. You are strongly encouraged to consult with your own tax, financial and legal advisors as to the tax and other consequences of your participation in the Offer.

7. Copies. You should make a copy of the Letter of Transmittal, after you have completed and signed it, for your records.

IMPORTANT: THE LETTER OF TRANSMITTAL (OR A FACSIMILE COPY) MUST BE RECEIVED BY
VOXWARE BY 11:59 P.M. EASTERN TIME ON THE EXPIRATION DATE.